ARDEX EQUIPMENT, LLC
                                  [LETTERHEAD]


                                                               August 2, 1996
Dr. Augustine Y. Cheung, President
Cheung Laboratories, Inc.
10220 Old Columbia Road, Suite I
Columbia, MD  21046-1705

RE:      Binding Letter of Intent
         Rescission of Cheung Laboratories, Inc. Investment In Ardex Equipment, LLC

Dear Dr. Cheung:

This letter will serve to set forth the background and confirm our discussions to proceed in the following manner to rescind the transaction in which Cheung Laboratories, Inc. ("CLI") invested $450,000 in Ardex Equipment, LLC ("Ardex") stock ($400,000 purchased from Ardex and $50,000 from the principals of Ardex), $50,000 of which has been repaid from Ardex and $400,000 of which remains as an investment in Ardex in the form of 17.1111% of the present equity of Ardex.


1. CLI contracted to acquire a controlling interest in Ardex and provide substantial funding to Ardex as part of implementing a business plan for CLI's Industrial Division, which business plan involved a significant investment in CLI by Mr. Gao Yu Wen. Mr. Gao has become seriously ill, the Industrial Division is being closed and CLI has entered into an agreement to redeem Mr. Gao's investment in CLI.

2. CLI desires to rescind the remaining $350,000 transaction with Ardex and the $50,000 transaction with the principals as part of its general restructuring pertaining to closing its Industrial Division. CLI desires to cancel its contract to acquire a controlling interest in and provide substantial funding to Ardex and be repaid its investment in Ardex, all without prejudice to the business or opportunities of Ardex.


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3.       $350,000 of the equity  interest of CLI  will be converted  to a 5-year negotiable promissory note payable by Ardex under the following terms and conditions:

         a.       Interest to be paid at the rate of 8%.
         b.       The note is payable on an  interest-only basis until principal becomes due.
         c.       Principal  becomes due  and payable upon the first to occur of any of the following:
                  (i)      Public or private offerings successfully completed by
                             Ardex of $1.5 million in the aggregate or more;
                  (ii)     Ninety  (90)  days  following a  year end of Ardex in
                             which sales for the year have been $3,000,000 or more;
                  (iii) Ardex having a cash balance of $800,000 or more from operations; or
                  (iv)     A date 5 years from the date of the promissory note.
         d. The promissory note to be the subject of a limited guaranty by the three principals of Ardex in which each principal provides a limited guaranty of one-third of the principal balance of the note, the limited guaranty to be secured solely by the interest each principal has in Ardex and the interest each principal has in options to purchase CLI stock.
         e. The principals will provide promissory notes of $50,000 in the aggregate on the same terms and conditions as the Ardex promissory notes, $22,500 payable by Joseph Colino (representing the interest of Joseph Colino and Daniel Alfieri), $12,500 payable by John Kohlman, and $15,000 payable by Charles Shelton.
4. This transaction is to be implemented on or before August 31, 1996 by the execution of detailed documents containing standard terms and conditions and appropriate detailed terms and conditions to implement this binding letter of intent.
                                             Very truly yours,

                                             /s/______________________
                                                Joseph M. Colino
                                                President
cc:      Charles C. Shelton
         John J. Kohlman

The above terms and conditions are agreed this 2nd day of August, 1996.
         CHEUNG LABORATORIES, INC.
By:      /s/ ______________________________
         Dr. Augustine Y. Cheung, President

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